February 27, 2012

The Dreyfus/Laurel Funds, Inc.
200 Park Avenue

New York, NY 10166

Ladies and Gentlemen:

We have acted as counsel to The Dreyfus/Laurel Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 126 (the “Post-Effective Amendment”) to the Corporation’s Registration Statement on Form N-1A (File Nos. 033-16338; 811-05202) (the “Registration Statement”), registering an indefinite number of shares of Dreyfus BASIC S&P 500 Stock Index Fund and Dreyfus Disciplined Stock Fund; Investor and BASIC shares of Dreyfus Bond Market Index Fund; Class A, Class B, Class C, and Class I shares of Dreyfus Small Cap Fund and Dreyfus Tax Managed Growth Fund; Class A, Class C, and Class I shares of Dreyfus Opportunistic Fixed Income Fund; Class R and Investor shares of each of Dreyfus Money Market Reserves and Dreyfus U.S. Treasury Reserves; and Class R, Investor, Class B, and BASIC shares of Dreyfus AMT-Free Municipal Reserves, each a series of the Corporation, (collectively, the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

            You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Corporation’s articles of incorporation, as amended (the “Charter”), the by-laws, and the corporate action of the Corporation that provides for the issuance of the Shares.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Corporation.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have further assumed that, as of any date of determination, the number of issued Shares of each class will not exceed the number of such Shares authorized to be issued under the Charter.  We have not verified any of those assumptions.

            Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation.  We express no opinion with respect to any other laws.

            Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation and, when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

The Dreyfus/Laurel Funds, Inc.

February 27, 2012

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the Commission in connection with the Post‑Effective Amendment and to the reference to this firm’s name under the heading “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information that is being filed as part of the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP